Exhibit 99.1

FOR IMMEDIATE RELEASE

Vince Holding Corp. Names Brendan L. Hoffman Chief Executive Officer

NEW YORK, New York – October 22, 2015 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today announced the appointment of Brendan L. Hoffman to the position of Chief Executive Officer of the Company, effective immediately. He has also been appointed to the Company’s Board of Directors (the "Board"). Mark Brody, who has served as Interim Chief Executive Officer of Vince, will remain with the Company through a transition period and will continue to serve on the Board.

Mr. Hoffman served as the Chief Executive Officer and President of The Bon-Ton Stores Inc. from February 2012 to August 2014.  Previously he was the Chief Executive Officer and President of Lord & Taylor L.L.C. for more than three years where he was credited with revamping the brand. Prior to this, he served six years as President and Chief Executive Officer of Neiman Marcus Direct, a subsidiary of The Neiman Marcus Group Inc., where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. Mr. Hoffman also served as Vice President of Last Call Clearance Division at Neiman Marcus from August 2000 to December 2002 and as a Divisional Merchandise Manager of Bergdorf Goodman Inc. from October 1998 to August 2000.

Marc Leder, Chairman of the Board, commented, "Brendan is an extremely talented leader, and with more than 25 years in the retail industry, he brings a wealth of knowledge and experience to Vince. We believe that his strong merchandising skills, in-depth knowledge of the department store channel, and e-commerce experience make him an excellent choice for Chief Executive Officer. As a strategic thinker who possesses great customer insight, we are confident that Brendan has the right background and skillset to drive healthy and profitable long term growth for Vince.”

Mr. Brody commented, “Brendan has a strong track record of success and we believe that his extensive industry background combined with his leadership skills make him an excellent fit for Vince. I look forward to working with him in the coming weeks and I am confident that this will be a smooth transition.”

Mr. Hoffman commented, "As a long-time admirer of the Vince brand, I see tremendous potential for this Company.  I am excited to have the opportunity to leverage my merchandising, branding, retail and e-commerce experience to lead Vince into the next phase of growth.  I look forward to working with the highly talented team to develop and execute a strategic plan that will put us on a path to healthy, sustainable sales and profitability growth and enable us to drive long term value for our stockholders.”

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women's and men's apparel, women's and men's footwear, and handbags. Vince products are sold in prestige distribution worldwide, including over 2,500 distribution locations across 46 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operates 34 full-price retail stores, 12 outlet stores and its e-commerce site, VINCE.com. Please visit www.VINCE.com for more information.

Forward Looking Statements:  This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as  “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers; including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage current excess inventory in a way that will promote the long-term health of the brand; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together;  our ability to attract and retain a qualified  permanent CFO, as well other key personnel; commodity, raw material and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading “Item 1A—Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

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